CLIFFORD CHANCE LLP
Draft Date: 7 February 2014

PT PORTUGAL SGPS, S.A.

AS ISSUER

INTERBOLSA INSTRUMENT

relating to a

€7,500,000,000 Euro Medium Term Note Programme

This INTERBOLSA INSTRUMENT (the “Instrument”) is made on [•] 2014 by PT Portugal SGPS, S.A. (the Issuer) in favour of the Holders from time to time.

WHEREAS:

The Issuer has a €7,500,000,000 Euro Medium Term Note Programme (the Programme), pursuant to which Notes may be issued from time to time in book-entry form by the Issuer.

THIS INSTRUMENT WITNESSES AND IT IS DECLARED as follows:

1.                                      INTERPRETATION

1.1                               Definitions

Capitalised terms used in this Instrument but not defined in this Instrument shall have the meanings given to them in the Trust Deed (provided that, in the case of any inconsistency between this Instrument and the Trust Deed, this Instrument shall prevail) and the following expressions have the following meanings:

“Account” means an individual securities account held with an Affiliate Member;

“Affiliate Member” means any authorised financial intermediary entitled to hold control accounts with Interbolsa on behalf of their customers and includes any depositary banks appointed by Euroclear S.A./N.V, (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) for the purpose of holding such accounts with Interbolsa on behalf of Euroclear and Clearstream, Luxembourg, respectively;

“Book Entry Notes” means Notes issued in dematerialised book-entry form, which can either be nominativos (in which case Interbolsa, at the request of the Issuer, can ask the Affiliate Members of Interbolsa for information regarding the identity of the Holders and transmit such information to the Issuer) or ao portador (in which case Interbolsa cannot inform the Issuer of the identity of the Holders) and which are registered by Interbolsa, held through CVM and governed by the Conditions and this Instrument;

“Conditions” means the terms and conditions set out in Schedule 1 hereto as from time to time amended or modified in accordance with this Instrument. Any references to a particularly numbered Condition shall be construed accordingly;

“CVM” means Central de Valores Mobiliários, the centralised securities system managed by Interbolsa;

“Dealers” means Banco Bilbao Vizcaya Argentaria, S.A., Banco BPI, S.A., Banco Comercial Português, S.A., Banco Espírito Santo de Investimento, S.A., Barclays Bank PLC, BB Securities Limited, BNP Paribas, Caixa Geral de Depósitos, S.A., Citigroup Global Markets Limited, Crédit Agricole Corporate and Investment Bank, Deutsche Bank AG, London Branch, Goldman Sachs International, HSBC Bank plc, Merrill Lynch International, Mizuho International plc, Morgan Stanley & Co International plc and UBS Limited and any other entity which the Issuers may appoint as a Dealer and notice of whose appointment has been given to the Principal Paying Agent and the Trustee by the Issuers in accordance with the provisions of the

Programme Agreement but excluding any entity whose appointment has been terminated in accordance with the provisions of the Programme Agreement and notice of such termination has been given to the Principal Paying Agent and the Trustee by the Issuers in accordance with the provisions of the Programme Agreement and references to a “relevant Dealer” or “relevant Dealer(s) “ mean, in relation to any Tranche or Series of Notes, the Dealer or Dealers with whom the relevant Issuer has agreed the issue of the Notes of such Tranche or Series and Dealer means any one of them;

“Entry” means, in relation to a Book Entry Note, an entry in an Account;

“Extraordinary Resolution” has the meaning specified in paragraph [20] of Schedule 2;

“Holder” and means a holder of the Book Entry Notes in accordance with the Rules;

“Interbolsa” means Interbolsa - Sociedade Gestora de Sistemas de Liquidaçāo e de Sistemas Centralizados de Valores Mobiliários S.A., as management entity of the CVM;

“Issuers” means PT Portugal SGPS, S.A. (“PT Portugal”) and Portugal Telecom International Finance B.V. (“PTIF”);

“outstanding” means, in relation to the Notes of all or any Series, all the Notes of such Series issued other than:

(a)                                 those Notes which have been redeemed pursuant to the applicable Conditions;

(b)                                 those Notes in respect of which the date for redemption in accordance with the Conditions has occurred and the redemption moneys (including all interest payable thereon) have been duly paid to the Trustee (other than in the case of Book Entry Notes) or to the Principal Paying Agent or (in the case of Book Entry Notes) the Portuguese Paying Agent or, as the case may be, the Registrar in the manner provided in the Agency Agreement (and, where appropriate, notice to that effect has been given to the relative Holders in accordance with Condition [14]) and remain available for payment against presentation of the relevant Notes and/or Receipts and/or Coupons;

(c)                                  those Notes which have been purchased and cancelled in accordance with Conditions [7(i) and 7(j)];

(d)                                 those Notes which have become void under Condition [9];

(e)                                  those mutilated or defaced Notes which have been surrendered and cancelled and in respect of which replacements have been issued pursuant to Condition [11];

(f)                                   (for the purpose only of ascertaining the nominal amount of the Notes outstanding and without prejudice to the status for any other purpose of the relevant Notes) those Notes which are alleged to have been lost, stolen or destroyed and in respect of which replacement Notes have been issued pursuant to Condition [11];

(g)                                  any Temporary Global Note to the extent that it shall have been exchanged for Definitive Bearer Notes or Definitive Registered Notes or a Permanent Global Note, any Permanent Global Note to the extent that it shall have been exchanged for Definitive Bearer Notes or Definitive Registered Notes and any Registered Global Note to the extent that it shall have been exchanged for Definitive Registered Notes, in each case pursuant to its provisions, the provisions of these presents and the Agency Agreement; PROVIDED THAT for each of the following purposes, namely:

(i)                                     the right to attend and vote at any meeting of the holders of the Notes of any Series;

(ii)                                  the determination of how many and which Notes of any Series are for the time being outstanding for the purposes of Condition [10] and paragraphs [2, 5, 6 and 9] of Schedule 2;

(iii)                               any discretion, power or authority (whether contained in these presents or vested by operation of law) which the Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the holders of the Notes of any Series; and

(iv)                              the determination by the Trustee whether any event, circumstance, matter or thing is, in its opinion, materially prejudicial to the interests of the holders of the Notes of any Series, those Notes of the relevant Series (if any) which are for the time being held by or on behalf of PTIF, any holding company of PT Portugal or any other Subsidiary, in each case as beneficial owner, shall (unless and until ceasing to be so held) be deemed not to remain outstanding.

“Programme Agreement” means the amended and restated programme agreement dated 1 June 2012 between, inter alios, the PTIF, PTC and the Dealers named therein concerning the purchase of Notes to be issued pursuant to such agreement together with any agreement for the time being in force amending, replacing, novating or modifying such agreement and any accession letters and/or agreements supplemental thereto;

“PTC” means PT Comunicações, S.A.;

“Rules” means the legislation, rules, regulations and operating procedures from time to time applicable to or stipulated by Interbolsa in relation to the CVM;

“Securities Act” means the U.S. Securities Act of 1933;

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor thereto;

“this Instrument” means this Instrument, the Schedules (as from time to time amended or modified in accordance with this Instrument) and any other document executed in accordance with this Instrument (as from time to time so altered) and expressed to be supplemental to this Instrument; and

“Trust Deed” means the Eighth Supplemental Trust Deed dated [•] 2014 between, inter alios, the Issuer, PTIF, PTC and Citicorp Trustee Company Limited.

1.2                               In this Instrument, clause headings are inserted for convenience and ease of reference only and shall not affect the interpretation of this Instrument.

1.3                               All references in this Instrument to the provisions of any statute shall be deemed to be references to that statute as from time to time modified, extended, amended or re-enacted.

1.4                              The Schedules are part of this Instrument and have effect accordingly.

1.5                               All references in this Instrument to an agreement, instrument or other document (including this Instrument or the Trust Deed) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented, replaced or novated from time to time.

1.6                               All references in this Agreement to Interbolsa shall, wherever the context so permits, be deemed to include reference to any additional or alternative clearing system approved by the relevant Issuer.

1.7                               Any reference in this Agreement to:

(a)                                 “including” shall be construed as a reference to “including without limitation”, so that any list of items or matters appearing after the word “including” shall be deemed not to be an exhaustive list, but shall be deemed rather to be a representative list, of those items or matters forming a part of the category described prior to the word “including”;

(b)                                 a “law” shall be construed as any law (including common or customary law), decree-law, statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

(c)                                  a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month except that:

(i)                                     if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day; and

(ii)                                  if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month;

(d)                                 a “person” shall be construed as a reference to any person, firm, company, corporation, entity, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing; and

(e)                                  “€” and “euro” means the single currency introduced at the start of the third stage of European Economic and Monetary Union on the Functioning of the European Union.

2.                                      COVENANT TO PAY

2.1                               Covenant to Pay

The Issuer will, on any date when, pursuant to the Conditions, any amount becomes payable in respect of the Book Entry Notes, or any of them, pay to the relevant Holders in accordance with the Rules, in euro and in immediately available funds, the amount so payable on that date.

The Issuer will further, subject to and in accordance with the Conditions, unconditionally pay to the Holders, in accordance with the Rules as aforesaid, interest on the aggregate principal amount of the Book Entry Notes outstanding, provided that (a) payment of any sum due in respect of the Book Entry Notes made in accordance with the Rules, as provided in the Conditions, shall, to that extent, satisfy such obligation and (b) if payment of the aggregate principal amount of the Book Entry Notes is improperly withheld or refused, the Book Entry Notes will continue to bear interest as provided in the Conditions.

2.2                              Good Discharge

Each relevant Holder is entitled to receive payment of any amount due in respect of the Book Entry Notes to which its Entries relate to the exclusion of all other persons and any payment so made by the Issuer to such Holder in accordance with the Rules to such extent shall be a good discharge to the Issuer and shall discharge the Issuer from all obligations in respect of each such Book Entry Note.

3.                                      FORM OF THE NOTES

3.1                               Book Entry Notes held through CVM

Book Entry Notes shall be transferable only in authorised denominations in accordance with the Rules and may only be held through CVM.

3.2                               Book-entry Securities Settlement System

Upon acceptance by Interbolsa of the Book Entry Notes for entry into the CVM, the Book Entry Notes will be held and traded only through a book-entry securities settlement system, and ownership of the Book Entry Notes shall be shown in, and transfer of such ownership shall be perfected only through, individual securities accounts held by the Holders with Affiliate Members in accordance with the Rules.

3.3                               No Rights to Book Entry Notes in Physical Form

Neither any Holder nor any person claiming any beneficial interest in, or entitlement to, any Book Entry Note may request or be entitled to receive a Book Entry Note in physical certificated form.

4.                                      EVIDENCE

4.1                               Records Conclusive

The individual securities accounts of the relevant Affiliate Member shall, subject to the Rules and in the absence of manifest error, be conclusive evidence of the following:

(a)                                 the name of each relevant Holder;

(b)                                 the principal amount of the Book Entry Notes held in each Account;

(c)                                  any amount due under the Book Entry Notes paid to each relevant Holder (and any predecessor thereto or successor thereof) and the date, time and currency of each such payment;

(d)                                 the transfer of any Book Entry Notes and the date and time of each such transfer; and

(e)                                  the aggregate principal amount of Book Entry Notes outstanding as at any time.

4.2                               Enforcement

Each Holder may protect and enforce its rights arising out of this Instrument and/or the Book Entry Notes only in respect of any Entry to which it is entitled in its own name, and shall be entitled to do so without using or obtaining any authority from any predecessor in title, unless otherwise agreed between the Holder and any predecessor in title.

4.3                               Issuer entitled to review the records of the CVM

Any and all records of the CVM in respect of the Book Entry Notes shall be made available to the Issuer upon the Issuer’s request to Interbolsa, subject to the limitations set out in the Rules.

5.                                      STAMP DUTIES AND TAXES

The Issuer will pay any stamp, issue, documentary or other similar taxes and duties, including interest and penalties, if any, payable in Portugal or the United Kingdom in respect of the creation, issue and offering of the Book Entry Notes and the execution or delivery of this Instrument. The Issuer will also indemnify the Holders from and against all stamp, issue, documentary or other like taxes paid by any of them in any jurisdiction in connection with any action taken by or on behalf of the Holders to enforce the Issuer’s obligations under this Instrument and the Book Entry Notes.

6.                                      COVENANT TO COMPLY WITH PROVISIONS

The Issuer hereby covenants with the Holders and each of them that it will comply with and perform and observe all the provisions of this Instrument and the Conditions which are expressed to be binding on it. The Conditions shall be binding on the Issuer and the Holders. This Instrument shall be read and construed as one document with the Conditions.

7.                                      AMENDMENT AND DISAPPLICATION OF THIS INSTRUMENT

For so long as any Note remains outstanding, the Issuer may not amend, vary, terminate or suspend this Instrument or its obligations under it, unless such amendment, variation, termination or suspension shall have been approved by an Extraordinary Resolution to which the special quorum provisions specified in paragraph [5] of Schedule 2 apply, save that nothing in this Clause 7 shall prevent the Issuer from increasing or extending its obligations under this Instrument by way of supplement to it at any time.

For the avoidance of doubt, the Issuer may only agree to any such amendment, variation, termination or suspension under this Clause 7 after obtaining all necessary corporate approvals.

8.                                      EFFECT OF TRUST DEED

The provisions of the Trust Deed apply to the Book Entry Notes except to the extent of any inconsistency with the provisions of this Instrument, in which case the provisions of this Instrument prevail.

9.                                      ENFORCEABILITY

If at any time any provision of this Instrument is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Instrument, nor the legality, invalidity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

10.                               GOVERNING LAW AND JURISDICTION

10.1                        Governing Law

Save as provided herein, this Instrument and the Book Entry Notes and any non-contractual obligations arising out of or in connection therewith are governed by, and shall be construed in accordance with English law, except for the form and transfer of the Book Entry Notes, the creation of security over the Book Entry Notes and the Interbolsa procedures for the exercise of rights under the Book Entry Notes, which are governed by and shall be construed in accordance with Portuguese law.

10.2                       Jurisdiction

The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Instrument and the Book Entry Notes and accordingly any legal action or proceedings arising out of or in connection with the Instrument or the Book Entry Notes (Proceedings) may be brought in such courts. The Issuer irrevocably submits to the non-exclusive jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

This submission is made for the benefit of each of the Holders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

10.3                        Agent for Service of Process

The Issuer irrevocably appoints [TMF Corporate Services Limited] at its registered office for the time being, currently [5th Floor, 6 St Andrew Street, London EC4A 3AE] as its agent in England to receive service of process in any Proceedings in England. Nothing herein shall affect the right to serve process in any other manner permitted by law.

SCHEDULE 1
TERMS AND CONDITIONS OF THE NOTES

[To be inserted once finalised]

SCHEDULE 2
PROVISIONS FOR MEETINGS OF HOLDERS

[To be inserted once finalised]

SIGNATORIES

IN WITNESS whereof this Instrument has been executed and delivered as a deed on the date which first appears on page 1.

By:
Authorised Signatory for PT Portugal SGPS, S.A